EXHIBIT 23.1

Ferlita, Walsh & Gonzalez, P.A. Certified Public Accountants	The CPA. Never Underestimate The Value.SM

SAM S. FERLITA, C.P.A. VINCENT E. WALSH, C.P.A. FROMENT JOHN GONZALEZ, III, C.P.A.	MEMBERS: AMERICAN INSTITUTE OF C.P.A.’S S.E.C. AND PRIVATE COMPANIES PRACTICE SECTIONS FLORIDA INSTITUTE OF C.P.A.’S

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement Form S-3 of our report dated February 2, 2007, which appears on page F-1 of the Annual Report on Form 10-K of Odyssey Marine Exploration, Inc. and Subsidiaries for the year ended December 31, 2006, and to the reference to our Firm under the caption “Experts” in the Prospectus.

Ferlita, Walsh & Gonzalez, P.A.

Certified Public Accountants

Tampa, Florida

April 5, 2007

3302 Azeele St. • Tampa, FL 33609

(813) 877-9609 • Fax: (813) 875-4477